UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) April 12, 2006
S&C Holdco 3, Inc.
(Exact Name of Registrant As Specified In Its Charter)

Delaware	333-100717	81-0557245
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1770 Promontory Circle,	80634
Greeley, CO	(Zip Code)
(Address of Principal Executive
Offices)
Registrant’s telephone number, including area code (970) 506-8000
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On April 12, 2006, Swift Beef Company (“Swift Beef”), a direct, wholly-owned subsidiary of Swift & Company and an indirect, wholly-owned subsidiary of S&C Holdco 3, Inc., entered into a definitive agreement (the “Asset Purchase Agreement”) with XL Foods Inc. (“XL Foods”) for the sale to XL Foods of Swift Beef’s non-fed cattle business (the “Business”), including its Omaha, Nebraska operating plant and its assets in Nampa, Idaho.
     In consideration for the acquired assets, XL Foods will pay Swift Beef $30 million in cash at the closing of the transaction less an amount for accrued employee vacation pay retained by Swift Beef, and XL Foods will assume certain liabilities relating to the Business. The closing of the transaction is subject to XL Foods’ completion of due diligence and other customary closing conditions, including the receipt of third-party consents.
     The foregoing description of the Asset Purchase Agreement is not complete and is qualified in its entirety to the full text of the Asset Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. A copy of the press release issued by Swift & Company regarding the above is filed as Exhibit 99.1 hereto.
Item 9.01 Financial Statements and Exhibits
(c)	Exhibits
2.1*	Asset Purchase Agreement, dated April 12, 2006, by and between Swift Beef Company and XL Foods Inc.

99.1	Press Release, dated April 13, 2006

*	The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. S&C Holdco 3, Inc. will furnish copies of any schedules to the Securities and Exchange Commission upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 12, 2006	S&C Holdco 3, Inc.

By: /s/ Donald F. Wiseman

Vice President, General Counsel and Secretary